EXHIBIT 99.01

ARCHON CORPORATION

3993 HOWARD HUGHES PARKWAY, Suite #630

LAS VEGAS, NV 89109

FOR IMMEDIATE RELEASE:

Monday, March 1, 2004

ARCHON CORPORATION REPORTS RESTATED

FISCAL YEAR END FINANCIAL RESULTS

LAS VEGAS, NEV., Archon Corporation (the “Company” or “Archon”) (OTCBB:ARHN), a company headquartered in Las Vegas, announced today its restated consolidated financial results for the fiscal year ended September 30, 2003. The Company also announced that it plans to report the financial results of its first quarter ended December 31, 2003 and file its 10-Q report on or about March 15, 2004.

For the year ended September 30, 2003, the Company reported net revenues of $46.2 million as compared to revenues of $48.8 million in fiscal 2002. The Pioneer Hotel and Gambling Hall reported net revenues of $31.9 million in fiscal 2003, a 10.0% decrease when compared to net revenues of $35.5 million for fiscal 2002.

The Company reported a restated net loss applicable to common shares of $9.4 million, or $1.51 per common share, as compared to net loss applicable to common shares of $9.2 million, or $1.50 per common share, in fiscal 2002. The Company had previously reported a net loss applicable to common shares of approximately $9.0 million, or $1.44 per common share for its fiscal year ended September 30, 2003.

The purpose of the Company filing an Annual Report on Form 10-K/A (Amendment No. 3) was to (i) restate the Company’s 2003 and 2002 Consolidated Financial Statements as discussed in Note 25 to the Consolidated Financial Statements of the Company’s Form 10-K/A (Amendment No. 3), (ii) include the audit report issued on the Company’s Consolidated Financial Statements included in the Form 10-K/A and the consent of Archon’s independent auditors, (iii) include certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 furnished as Exhibits 31.1, 31.2 and 32 to the annual report and (iv) expand footnote disclosures in Notes 10, 17 and 18 in the Consolidated Financial Statements.

Selected financial data is included in the Company’s Annual Report on Form 10-K/A (Amendment No. 3), filed today with the Securities and Exchange Commission. The effects of the restatement are summarized in Note 25 to the restated consolidated financial statements contained in the Annual Report on Form 10-K/A (Amendment 3).

ARCHON CORPORATION

Consolidated Operations Summary for the

Years Ended September 30, 2003, 2002 and 2001

In thousands, except per and outstanding share information (unaudited)

	2003 (as restated)	2002	2001
Revenues	$46,161	$48,765	$48,003

Operating income	2,696	6,284	3,972
Interest expense	(16,183)	(16,413)	(11,140)
Gain on sale of assets	0	0	137,238
Litigation settlement, net	0	0	3,374
Interest income	1,489	1,289	2,022

Income (loss) before income tax (expense) benefit	(11,998)	(8,840)	135,466
Federal income tax (expense) benefit	4,151	1,133	(46,284)

Net income (loss)	(7,847)	(7,707)	89,182
Dividends on preferred shares	(1,527)	(1,555)	(1,951)

Net income (loss) applicable to common shares	$(9,374)	$(9,262)	$87,231

Average common shares outstanding	6,221,431	6,180,152	6,181,664

Average common and common equivalent shares outstanding	6,221,431	6,180,152	6,808,185

Income (loss) per common share:
Basic	$(1.51)	$(1.50)	$14.11

Diluted	$(1.51)	$(1.50)	$12.81

This press release may be deemed to contain forward-looking statements including comments regarding trends and performance expectations that are subject to change. Actual results may differ materially from those described in any forward-looking statements. Additional information concerning potential factors that could affect the Company’s financial results are included in the Company’s Form 10-K and Form 10-K/A.

Archon Corporation operates the Pioneer Hotel and Gambling Hall in Laughlin, Nevada and owns real property in Las Vegas, Nevada for possible future development as well as two investment properties.

CONTACT:	John M. Garner
Chief Financial Officer
Archon Corporation
702-732-9120 x229
702-732-9245 (fax)
www.archoncorporation.com